EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-3 of Farmmi, Inc. of our report dated January 24, 2025, with respect to the consolidated balance sheets of Farmmi, Inc. and its subsidiaries as of September 30, 2024 and 2023 and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the three years ended September 30, 2024. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA INC.

PCAOB ID 6781

Irvine, California

September 11, 2025